EXHIBIT 4.1

                                INTERACTIVE DATA
                           FINANCIAL TIMES Information
             100 William Street, 15th Floor, New York, NY 10038 USA
                    Tel: (212) 269-6300 Fax: (212) 771-6445


November 20, 2000


Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


         Re:Van Kampen Focus Portfolios
            Bandwidth & Telecommunications Portfolio, Series 13A Bandwidth & Telecommunications Portfolio, Series 13B Financial Institutions Portfolio, Series 7A Financial Institutions Portfolio, Series 7B Global Energy Portfolio, Series 16 Morgan Stanley High-Technology 35 IndexSM Portfolio, Series 17A Morgan Stanley High-Technology 35 IndexSM Portfolio, Series 17B
             The Roaring 2000sSM Portfolio, Series 9A
            The Roaring 2000sSM Portfolio, Series 9B
            (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 333-48052


  Gentlemen:

         We have examined the Registration Statement for the above captioned Fund, a copy of which is attached hereto.

         We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


Steve Miano
Director Fixed Income Data Operations